Exhibit 2.2


                         FIRST AMENDMENT
                                TO
               AGREEMENT AND PLAN OF REORGANIZATION

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF
REORGANIZATION (this "First Amendment"), dated as of January 19,
2000, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold Banc"), GOLD BANC ACQUISITION CORPORATION XII,
INC., a Kansas corporation ("Acquisition Subsidiary") and
COUNTRYBANC HOLDING COMPANY, an Oklahoma corporation (the
"Company").

                             RECITALS

         A. Gold Banc, Acquisition Subsidiary and the Company entered into an Agreement and Plan of Reorganization, dated as of October 22, 1999 (the "Original Agreement"), providing for the merger of the Company with and into Acquisition Subsidiary (the "Merger").

         B. Gold Banc, Acquisition Subsidiary and the Company agree that it is in the best interests of the parties for Gold Banc to increase the exchange ratio by giving more shares of Gold Banc Common Stock to the CountryBanc shareholders as Merger consideration and for the Company to eliminate the condition to closing that the Closing Gold Banc Stock Price is not less than $9.50.

         C. Gold Banc, Acquisition Subsidiary and the Company desire to amend the Original Agreement in the manner set forth in this First Amendment (the Original Agreement, as amended by this First Amendment, is referred to herein as the "Agreement").

                            AGREEMENT

         ACCORDINGLY, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Original
Agreement.

         2.   REVISED EXCHANGE RATIO.  Section 2.7(b) of the
Original Agreement is hereby amended to read as follows:

              (b)  Each outstanding share of Company Common
              Stock (excluding Company Dissenting Shares as defined in Section 2.8 hereof) and each share of Vested Company Preferred Stock (excluding
              Company Dissenting Shares as defined in
              Section 2.8 hereof) shall cease to be
              outstanding and shall be converted into and exchanged for the number of shares of Gold Banc Common Stock determined by dividing
              (X) the greater of (i) 8,351,000 shares, or
              (ii) the quotient of $75,725,000 divided by the Closing Gold Banc Stock Price, by (Y) the sum of (i) the number of shares of Company
              Common Stock issued and outstanding as of the Effective Time and (ii) the number of shares of Vested Company Preferred Stock issued and outstanding as of the Effective Time (the
              "Exchange Ratio").  Fractions of shares
              determined pursuant to this Section 2.7(b) shall be rounded to three decimal places.

         3.   DELETION OF WALK AWAY PRICE.  The text of Section
7.9 of the Original Agreement is hereby deleted in its entirety and the word "[Reserved]" is inserted in lieu thereof (with conforming changes to the table of contents).

         4.   CORRECTION OF SCRIVENER'S ERROR.  Section
8.5(a)(iii) of the Original Agreement is hereby amended by deleting from the parenthetical the word "consolidated" and inserting in its place thereof the words "parent company only."

         5.   COMPLETION OF MERGER.  Section 11.1(b) of the
Original Agreement is hereby amended by deleting the term "March
31" in each place it appears and replacing it in each such place with the term "April 30."

         6.   MISCELLANEOUS.  The parties to this First
Amendment ratify and approve all of the remaining terms and provisions of the Original Agreement not specifically modified or amended in this First Amendment. In the event that any term or provisions of this First Amendment is inconsistent with the terms and provisions of the Original Agreement, the terms and provisions of this First Amendment shall control.

         7. COUNTERPARTS. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

         8. GOVERNING LAW. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                        GOLD BANC CORPORATION, INC.


                        By:  /s/ Michael W. Gullion
                             Name :  Michael W. Gullion
                             Title:  President and Chief Executive Officer

ATTEST:


/s/ Keith E. Bouchey
Name:   Keith E. Bouchey
Title:  Secretary

                        GOLD BANC ACQUISITION CORPORATION XII, INC.


                        By:  /s/ Michael W. Gullion
                             Name :  Michael W. Gullion
                             Title:  President
ATTEST:


/s/ Keith E. Bouchey
Name:   Keith E. Bouchey
Title:  Secretary

                        COUNTRYBANC HOLDING COMPANY



                        By:  /s/ Don C. McNeill
                             Name:  Don C. McNeill
                             Title:   Chairman of the Board
ATTEST:


/s/ David Phillips
Name:  David Phillips
Title: Secretary